Exhibit 10.29(b)

CONFIDENTIAL

AMENDMENT NO. 1

TO

DEVELOPMENT,

LICENSE AND SUPPLY AGREEMENT

Dated as of May 24, 2005

among

ETHYPHARM, S.A.

194 Bureaux de la Colline

92213 Saint Cloud

France

and

RELIANT PHARMACEUTICALS, INC.

110 Allen Road

Liberty Corner, New Jersey 07938

United States

AMENDMENT NO. 1 TO

DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

AMENDMENT NO. 1 TO DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this “Amendment”) is hereby entered into as of May 24, 2005, by and among ETHYPHARM S.A., a corporation organized under the laws of France, with its principal offices at 194 Bureaux de la Colline, 92213 Saint Cloud, France (“ETHYPHARM”), and RELIANT PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware, with its principal offices at 110 Allen Road, Liberty Corner, New Jersey 07938, United States of America, and successor by conversion to Reliant Pharmaceuticals, LLC (“RELIANT”).

WITNESSETH THAT:

WHEREAS, ETHYPHARM, Ethypharm Industries S.A. and RELIANT entered into a Development, License and Supply Agreement, dated as of May 7, 2001, as subsequently amended by letter agreement dated December 18, 2002 (as so amended, the “Original Agreement”), relating to micronized fenofibrate;

WHEREAS, Ethypharm Industries S.A. is no longer in existence;

WHEREAS, RELIANT launched the Product (as defined in the Original Agreement) in the United States on February 2, 2005;

WHEREAS, on January 7, 2005, Abbott Laboratories (“Abbott”) and Laboratoires Fournier, S.A. (“Fournier”) filed a counterclaim in the suit filed against them by RELIANT in Delaware federal court, Civil Action No. 04-350 (suit and counterclaim are collectively the “Delaware Litigation”). The counterclaim alleges that the Product infringes valid patents;

WHEREAS, ETHYPHARM has entered into discussions with Abbott and Fournier to resolve certain disputes, including disputes relating to Intellectual Property pertaining to the Product, and including the Delaware Litigation;

WHEREAS, ETHYPHARM and RELIANT wish to amend, modify and clarify certain of their respective obligations under the Original Agreement;

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Original Agreement.

2. Amendment to be Null and Void in the Event of Certain Contingencies. In the event that, prior to [***], [***] (a) [***] and (b) [***] then this Amendment shall be null and void ab initio. In

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such case, RELIANT and ETHYPHARM agree to meet and negotiate in good faith over the subject matter of this Amendment, so long as the subject matter remains relevant in light of the changed circumstance. In the event that [***] occurs after [***] then this Amendment shall continue in full force and effect, and RELIANT and ETHYPHARM agree to meet and negotiate in good faith over the subject matter of this Amendment, to determine which matters remain relevant in light of the changed circumstance. Notwithstanding anything in this Section 2 to the contrary, in the event that certain, but not all, [***] then this Amendment shall continue in full force and effect, and RELIANT and ETHYPHARM agree to meet and negotiate in good faith over the subject matter of this Amendment, to determine which matters remain relevant in light of the changed circumstance.

3. Amendment to Section 1.32 – “Launch Date”. Section 1.32 of the Original Agreement shall be amended to read in its entirety as follows:

“1.32	“Launch Date” shall mean, with respect to each country in the Territory, the first date RELIANT receives proceeds from the commercial sale of the Product in such country. The parties agree that for all purposes under this Agreement the Launch Date for the United States occurred on February 2, 2005.”

4. Amendment to Section 1 – New Definitions. Section 1 of the Original Agreement shall be amended to add the following new definitions in the appropriate alpha-numerical order:

“1.10a	“Canadian Product “ shall have the meaning specified in Section 13.5.

1.10b	“Canadian Rights” shall have the meaning specified in Section 13.5.

1.22a	“ETHYPHARM Infringement Indemnity Cap” shall have the meaning specified in Section 6.6A(a).

1.24a	“E-US Indemnified Claims” shall have the meaning specified in Section 6.6A(a).

1.27a	“Holdback” shall have the meaning specified in Section 6.6A(b).

1.47a	“Release Date” shall have the meaning specified in Section 6.6A(b).

1.53a	“Supplemental North American Manufacturing Facility” shall have the meaning specified in Section 5.4A.

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1.53b	“Supply Failure Event” shall mean a willful breach of this Agreement by ETHYPHARM that results in the failure of ETHYPHARM to meet its supply obligations for the Product hereunder, or an injunction or similar action or order that prohibits or prevents ETHYPHARM from meeting its supply obligations hereunder in any material respect, which failure is not cured within thirty (30) days following written notice from RELIANT thereof (including, but not limited to, any willful failure or refusal to supply as a result of or following a change of control of ETHYPHARM).”

5. Amendment to Section 3.4 – Minimum Annual Sales Requirement; Conversion to Non-Exclusive License. The first sentence of Section 3.4 in the Original Agreement shall be amended to read as follows:

“In order to maintain exclusivity of the License granted in Section 3.1, RELIANT shall be required to reach minimum annual sales of capsules containing Product (“Minimum Annual Sales”) in the United States and Canada as set forth immediately below for the year ending on the anniversary of the applicable Launch Date in such country (subject to adjustment for introduction of generic competing products in the Territory as described below); provided, however, that if RELIANT is unable to reach its Minimum Annual Sales as a result of failure by ETHYPHARM to supply Product, then ETHYPHARM shall not have the right to convert the license to a non-exclusive license and RELIANT shall not be obligated to make any Make-Whole Payment hereunder:”

6. New Section 5.4A – Supplemental North American Manufacturing Facility. The Original Agreement shall be amended by adding the following as new Section 5.4A:

“5.4A	Supplemental North American Manufacturing Facility.

(a)	The Facility. In addition to any obligations under Section 5.4, as soon as reasonably practicable, but in no event later than December 31, 2006, ETHYPHARM shall establish, validate and certify (which shall include, without limitation, the manufacture and delivery to RELIANT of three registration batches of the Product) an additional manufacturing facility for the Product located in [***] or another location in [***] (in each case subject to approval in writing in advance by RELIANT, such approval not to be unreasonably withheld), which facility may be owned by ETHYPHARM or a third party contract manufacturer (such facility, the “Supplemental North American Manufacturing Facility”). ETHYPHARM shall certify in writing to RELIANT that the Supplemental North American Manufacturing Facility (and, as applicable, any third party contract manufacturer): (i) has the requisite capacity to satisfy ETHYPHARM’s production and delivery obligations, and to meet RELIANT’s order requirements, hereunder with respect to the Product in accordance with the

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Specifications and the terms and conditions of this Agreement (including, without limitation, the ability to accept and deliver to RELIANT purchase orders submitted in accordance with this Agreement); (ii) complies and will comply with all Applicable Laws and holds all Applicable Permits necessary for the manufacture and packaging of the Product in compliance with cGMP; and (iii) and in the case of a third party manufacturer, such manufacturer has and will have the irrevocable right to use all Intellectual Property and information (including, without limitation, Confidential Information) of ETHYPHARM necessary to manufacture and package the Product in any formulation or dosage form required hereunder, in accordance with the Specifications and the terms and conditions of this Agreement. Subject to its obligations under this Agreement, ETHYPHARM shall have the sole discretion to decide whether to manufacture the Product at the Supplemental North American Manufacturing Facility.

(b)	Validation Batches. In addition to complying with any other requirements or specifications hereunder, any validation batches of the Product produced at the Additional Manufacturing Facility and/or Supplemental North American Manufacturing Facility shall be finished and delivered to RELIANT in saleable condition for sale to the trade or as samples, as shall be directed by RELIANT. RELIANT shall pay for such validation batches in accordance with Section 8.1(a).

(c)	Advance to Cover Certain Start-Up Costs. RELIANT agrees that it shall advance to ETHYPHARM up to [***] percent ([***]%) of ETHYPHARM’s reasonable, documented out-of-pocket start-up costs related to the establishment of the Supplemental North American Manufacturing Facility for the manufacture of the Product, such advance not to exceed a total of US$[***] (the “Start-Up Cost Advance”). The Start-Up Cost Advance shall be treated as an advance against the payments due to ETHYPHARM of [***]% of the royalty amounts under Section 9.1 and, as applicable, Section 3.5, as contemplated by Section 6.6A(b). In the event that this Agreement is terminated for any reason prior to the reimbursement to RELIANT of the Start-Up Cost Advance in full, then ETHYPHARM shall pay to RELIANT any such unreimbursed amount upon such termination.

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7. Amendments to Sections 5.5, 7.1 and 7.10. Sections 5.5, 7.1 and 7.10 of the Original Agreement are hereby amended by deleting each reference therein to “Additional Manufacturing Facility” and replacing such reference with “Additional Manufacturing Facility and/or Supplemental North American Manufacturing Facility”. In addition, Section 5.5 of the Original Agreement is hereby amended by deleting the reference therein to “Section 5.4” and replacing such reference with “ Section 5.4 and/or Section 5.4A”.

8. New Section 5.6 – RELIANT Rights Following Supply Failure Event. The Original Agreement shall be amended by adding the following as new Section 5.6:

“5.6	RELIANT Step-In Rights Following Supply Failure Event.

(a)	Upon the occurrence of a Supply Failure Event, in the event that RELIANT does not exercise its rights under Section 12, RELIANT shall have the option to exercise step-in rights and ETHYPHARM shall cooperate with RELIANT in the exercise of such rights. Such step-in rights shall include, without limitation, and to the extent allowable under applicable law and regulation, ETHYPHARM’s grant to RELIANT of such additional license rights, rights of access, rights of observation and rights of management, direction and control as may be necessary or desirable to enable and permit RELIANT (or RELIANT’s designee) to attempt to cure or mitigate such Supply Failure Event, to the extent the same is subject to cure or mitigation, and/or otherwise to ensure that supply of the Product shall continue to be available to RELIANT under this Agreement. If RELIANT uses a designee, RELIANT shall be responsible for such designee’s compliance with the provisions of Section 14.2 (Confidentiality) of this Agreement. The foregoing rights shall apply with respect to any facility at which the Product (and/or API or any excipient used therein) is manufactured, tested, labeled, encapsulated, stored or otherwise handled, in each case to the extent necessary for RELIANT to preserve and protect supply of the Product as contemplated by this Agreement. In the event that ETHYPHARM cures the Supply Failure Event subsequent to RELIANT’s exercise of its step-in rights, both ETHYPHARM and RELIANT shall reasonably cooperate to effect a termination of RELIANT’s step-in rights with respect to such Supply Failure Event in such a manner and at such times so as to minimize the liabilities as a result of such termination. For the avoidance of doubt, RELIANT’s exercise of its step-in rights under this Section 5.6 shall not waive or restrict any other rights or remedies of the parties under this Agreement, including, without limitation, RELIANT’s right to terminate this Agreement.

(b)	In furtherance and not in limitation of the foregoing, in addition to rights provided above, the parties hereby agree that in the event of a Supply Failure Event, RELIANT shall have the right, without terminating this Agreement, to cause ETHYPHARM to effect the technology transfer as contemplated under Section 12.3.

(c)	In the event that ETHYPHARM shall cure, or cause to be cured, any Supply Failure Event prior to the exercise by RELIANT of its rights under this Section 5.6, RELIANT shall cease to have any further rights hereunder in respect of such Supply Failure Event (but shall have rights hereunder with respect to any future Supply Failure Event).”

9. New Section 5.7 – Other RELIANT Rights Regarding Supply. The Original Agreement shall be amended by adding the following as new Section 5.7:

“5.7	Other RELIANT Rights Regarding Supply.

(a)	Notwithstanding any provisions herein to the contrary, RELIANT shall, upon reasonable notice to ETHYPHARM, have the right to visit any manufacturing facility at which the Product is manufactured (or to be manufactured), and to observe the manufacture of the Product(s), not more than twice per year (except as permitted under clause (b)).

(b)	In the event of any event, condition or other occurrence that could reasonably result in the inability of ETHYPHARM to meet its supply obligations hereunder, ETHYPHARM and RELIANT shall consult and cooperate to address such matter and to ensure ETHYPHARM’s ability to continue to meet such supply obligations.

(c)	In the event of a shortage of supply of the Product, API and/or any other materials necessary for the manufacture and supply of the Product, ETHYPHARM shall allocate to RELIANT supply of the Product pro rata in accordance with RELIANT’s firm orders for the Product so that RELIANT is treated at least as favorably as any other affected ETHYPHARM customers for such formulation, API and/or any such other materials, as applicable.

(d)	Prior to June 15, 2005, ETHYPHARM shall take such actions as are necessary to appoint RELIANT as its non-exclusive agent for United States customs purposes relating to matters under this Agreement.”

10. Amendments to Cross-References in Sections 6.4 and 6.5. Section 6.4 of the Original Agreement is hereby amended by deleting the reference therein to “Section 6.7 below” and replacing such reference with “Section 6.6 below.” Section 6.5 of the Original Agreement is hereby amended by deleting the reference therein to “Section 6.8 below” and replacing such reference with “Section 6.7 below.”

11. New Section 6.6A – Limits on ETHYPHARM’S Obligation to Indemnify. The Original Agreement shall be amended by adding the following as new Section 6.6A:

“6.6A	HYPHARM’s Infringement Indemnity Cap.

(a)	In General. Contingent upon ETHYPHARM’s compliance with its obligations under Section 5.4A (which, prior to December 31, 2006, shall mean for the purposes of this Section 6.6A that ETHYPHARM has commenced the process of establishing the Supplemental North American Manufacturing Facility and is making consistent progress in respect thereof), and not withstanding any provision herein to the contrary, ETHYPHARM’s liability to the RELIANT Infringement Indemnitees for ETHYPHARM Indemnified Claims relating to third party Intellectual Property protected under federal or state law of the United States under Sections 6.4 and 6.6 of this Agreement (collectively, the “E-US Indemnified Claims”) shall be limited to the lesser of: (i) twenty-five percent (25%) of the total amount of any costs of any such defense, indemnity or holding harmless related to such E-US Indemnified Claims; and (ii) all royalty amounts payable under Section 9.1 and, as applicable, Section 3.5 (the lesser of such amount, hereinafter referred to as the “ETHYPHARM Infringement Indemnity Cap”). In the event that ETHYPHARM has not established the Supplemental North American Manufacturing Facility within the time period contemplated by Section 5.4A for any reason, then this Section 6.6A(a) may, in RELIANT’s sole discretion, be deemed null and void, in which case it shall be of no further force or effect; provided, however, that in the event that ETHYPHARM’s failure to establish the Supplemental North American Manufacturing Facility within the time period contemplated by Section 5.4A is a result of force majeure and ETHYPHARM is otherwise in compliance with its supply obligations hereunder, then RELIANT shall not have the right to deem this Section 6.6A(a) null and void during the pendency of such force majeure, not to exceed ninety (90) days; provided, further, in the event of any discrepancy between the provisions of this Section 6.6A(a) and Section 14.4, the provisions of this Section 6.6A(a) shall control. For the avoidance of doubt, the parties agree and acknowledge that the ETHYPHARM Infringement Indemnity Cap does not and shall not apply to (A) any ETHYPHARM Indemnified Claims in any jurisdiction outside of the United States, or (B) any other claims for which any RELIANT Infringement Indemnitees and/or RELIANT Indemnified Parties are entitled to be indemnified by ETHYPHARM under any other provision of this Agreement.

(b)	Establishment of Holdback as Security; Release. As security for ETHYPHARM’S obligations under Sections 6.4 and 6.6 of this Agreement and notwithstanding any provision herein to the contrary (including, without limitation, Section 9.1 hereof), RELIANT shall deposit and hold two-thirds (66.7%) of all royalty amounts payable under Section 9.1 and, as applicable, Section 3.5 for the five (5) year period immediately following the Launch Date into a segregated and separately-designated account (the “Holdback”). ETHYPHARM shall have until July 1, 2005 to provide details to RELIANT of the account that ETHYPHARM proposes, and RELIANT shall consider the ETHYPHARM proposal in good faith. Otherwise, the Holdback shall be maintained by RELIANT in a segregated and separately designated account in trust for ETHYPHARM. The remaining one-third (33.3%) of all royalty payments shall be paid pursuant to the terms of the Original Agreement. The Holdback, less any amounts applied by RELIANT in satisfaction of ETHYPHARM’s share of E-US Indemnified Claims under this Agreement, shall (i) not exceed twenty million dollars ($20,000,000), and (ii) be paid over to ETHYPHARM upon the earlier to occur of (i) the fifth (5th) anniversary of the Launch Date or (ii) [***] (the “Release Date”).

(c)	Application of Holdback Amount to E-US Indemnified Claims. RELIANT will have the right to deduct and apply from the Holdback, or any portion thereof, such amounts as may be necessary to satisfy ETHYPHARM’S obligations under Sections 6.4 and 6.6 of this Agreement in respect of the E-US Indemnified Claims, including, without limitation, all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable legal fees and expenses) incurred, assessed or sustained in connection therewith, but, subject, as applicable to the ETHYPHARM Infringement Indemnity Cap: provided, however, that RELIANT shall provide written notice to ETHYPHARM of any amounts to be so deducted and the reason therefor and shall provide with a reasonably detailed accounting of amounts deducted from the Holdback within forty-five (45) days following the end of any the first three fiscal quarters (and ninety (90) days following the end of any fiscal year end) in which amounts are deducted from the Holdback. With respect to the pending [***]. RELIANT shall keep true and accurate books of account and shall keep and maintain such records and documents as are reasonably necessary for ETHYPHARM to verify the accuracy of any amounts deducted from the Holdback and the basis therefor. In addition, the party in whose name the Holdback account is established shall, upon the written request of the other party, provide or cause to be provided an accounting of the Holdback account (not more frequently than once per month), which may consist of a bank statement indicating the balance of the Holdback account at such time.

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(d)	RELIANT Assumption and Control of Defense. Notwithstanding any provision herein to the contrary, RELIANT shall have the right to assume and control the defense of all ETHYPHARM Indemnified Claims, and, at RELIANT’S request, ETHYPHARM will provide complete and timely cooperation with RELIANT in such defense, which cooperation shall be at ETHYPHARM’s sole cost and expense.

(e)	ETHYPHARM Waiver of Defenses; Acknowledgement. ETHYPHARM, on behalf of itself and each of its Affiliates, hereby waives each and every claimed defenses to its obligation to indemnify identified in the letter to RELIANT from the law firm of Baach, Robinson & Lewis PLLC dated January 10, 2005 (the “Claimed Defenses”) and agrees that it shall not hereafter assert, directly or indirectly, any of such Claimed Defenses in an effort to reduce or otherwise limit its obligation to indemnify and hold harmless RELIANT and/or any of the other RELIANT Infringement Indemnitees under this Agreement or otherwise. In addition, ETHYPHARM hereby acknowledges and agrees that all of RELIANT’s actions related to or in respect of the Product through May 20, 2005 (and all actions generally consistent therewith) constitute the “reasonable exercise” of RELIANT’s rights under this Agreement. In the event RELIANT voids the liability limitations contained in Section 6.6A(a) as provided therein, then ETHYPHARM shall be entitled to assert the Claimed Defenses provided, however, that under no circumstances shall RELIANT be required to refund, reimburse or otherwise compensate ETHYPHARM for any amounts paid out of the Holdback prior to such date.”

12. Amendment to Section 7.4 – Delivery Forecast; Reserve Stock of Product. Section 7.4 of the Original Agreement shall be amended by deleting the last two sentences thereof and designating the remaining text as the following subsection: “(a) Delivery Forecast”. In addition, Section 7.4 shall be amended by adding the following additional subsections:

“(b)	Reserve/Safety Stock of Finished Product. ETHYPHARM shall maintain, or cause to be maintained, a sufficient reserve/safety stock of Product, in such forms as specified by RELIANT, equal to [***] percent ([***]%) of most recent annual Delivery Forecast at no additional cost to RELIANT. RELIANT shall advance to ETHYPHARM the cost of the API that is necessary to manufacture that portion of the reserve/safety stock equal to [***] percent ([***]%) of most recent annual Delivery Forecast. As the reserve/safety stock is delivered to RELIANT, RELIANT will pay for such in accordance with this Agreement, after deduction of the API costs. As requested by RELIANT, part or all of the reserve Product stock shall be delivered within thirty (30) days after order to RELIANT’s dock in New Jersey, USA.

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(c)	Reserve/Safety Stock of API. ETHYPHARM shall at all times maintain a reserve/safety stock of API (in micronized format) of no less than [***] (enough for the manufacture of at least [***] of Product), or such lesser amount as RELIANT may direct from time to time; provided, however, that RELIANT shall reimburse ETHYPHARM for the purchase and carrying costs of such API in an amount up to $[***], upon delivery by ETHYPHARM to RELIANT of proper verification and receipts therefor (and in the event that any such amounts are deducted from RELIANT payments to ETHYPHARM, RELIANT shall promptly reimburse ETHYPHARM for such deducted amounts).

(d)	API Supply Agreements. As soon as reasonably practicable, but in no event later than [***], ETHYPHARM shall, at its sole expense, (i) enter into a written binding long-term supply agreement with an API supplier approved by the FDA and acceptable to RELIANT to ensure supply of micronized API to ETHYPHARM sufficient to meet ETHYPHARM’s obligations to RELIANT under this Agreement, and (ii) enter into a written binding long-term supply agreement with a secondary/back-up API supplier approved by the FDA and acceptable to RELIANT to ensure supply of micronized API to ETHYPHARM sufficient to meet ETHYPHARM’s obligations to RELIANT under this Agreement (including validation and full FDA approval of such API, in each case at ETHYPHARM’s sole expense).”

13. Amendment to Section 8.1(a) Prices; Prices and Price Change. Section 8.1(a) of the Original Agreement shall be amended by deleting the fourth sentence, which begins “For clinical testing . . .” and replacing that sentence with the following:

“For clinical testing, regulatory approval and compliance, and promotional sampling purposes, ETHYPHARM shall sell to RELIANT, and RELIANT shall buy from ETHYPHARM, the finished and encapsulated Product, in whatever dosage form, for a total price of US$[***] per kg.”

14. New Section 13.5 – Reversion of Canadian Rights. The Original Agreement shall be amended by adding the following as a new Section 13.5:

“13.5	Reversion of Canadian Rights. On or prior to September 1, 2005, RELIANT shall notify ETHYPHARM that it is pursuing regulatory approval of the Product in Canada. In the event that RELIANT does not pursue such regulatory approval (or does not provide notice to ETHYPHARM prior to such date), and provided ETHYPHARM is in compliance with its supply obligations hereunder and is diligently pursuing the establishment, validation and certification of the Supplemental North American Manufacturing Facility pursuant to Section 5.4 and completes such establishment, validation and certification of the Supplemental North American Manufacturing Facility prior to December 31, 2006 (it being agreed that the Canadian Rights (as defined below) may revert to ETHYPHARM in accordance with the provisions of this Section 13.5 prior to the completion of such facility), RELIANT shall, upon ETHYPHARM’s written request, promptly grant back to ETHYPHARM (without the right to sublicense/assign) all license and other rights RELIANT has acquired to ETHYPHARM’S

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Intellectual Property related to the Product with respect to Canada and shall produce to ETHYPHARM any and all related documentation developed by RELIANT, if any, in order that ETHYPHARM may use this documentation in connection with obtaining registration with the appropriate Canadian regulatory authorities (collectively, the “Canadian Rights”). In return, ETHYPHARM will pay to RELIANT a royalty, net of any Taxes required to be withheld therefrom, in the amount equal to [***] percent ([***]%) of Net Sales of the Product and/or any Competing Dosage Form or Combination Product sold in Canada (collectively, the “Canadian Product”), which royalty payments shall be made in accordance with the provisions of the Agreement applicable to royalty payments payable by RELIANT to ETHYPHARM (excluding the provisions of Section 6.6A), and shall be subject to the applicable Minimum Annual Sales requirements and related provisions applicable to Canada as specified under Section 3.4. In the event that RELIANT does notify ETHYPHARM prior to September 1, 2005 that it is pursuing regulatory approval of the Product in Canada, or, having given such notice, has not diligently commenced pursuit of such regulatory approval in Canada prior to November 1, 2005, then RELIANT shall, upon ETHYPHARM’s written request, promptly grant back to ETHYPHARM (without the right to sublicense/assign) the Canadian Rights in accordance with this Section 13.5. In the event that ETHYPHARM exercises its right to license back the Canadian Rights hereunder, (a) for the purposes of this Section 13.5, the definition of the term “Net Sales” under Section 1.40 shall be read to refer to amounts invoiced by or on behalf of ETHYPHARM for the Canadian Product, rather than RELIANT, and the reference therein to Territory shall be deemed to be Canada only, (b) ETHYPHARM shall market the Canadian Product under a trademark and tradedress substantially different from those being used by RELIANT for the Product and/or any Competing Dosage Form in the United States; and (c) ETHYPHARM shall not, and shall cause each of its Affiliates not to, (i) market, distribute or sell any of the Canadian Products or any pharmaceutical product containing micronized fenofibrate as an active ingredient within the Territory (other than Canada), (ii) knowingly cause or facilitate any of the Canadian Products to be marketed, distributed, or sold within the Territory (other than Canada), except by or on behalf of RELIANT pursuant to this Agreement, and (iii) market, distribute or sell any of the Canadian Products outside the Territory to a third party who ETHYPHARM or any of its Affiliates knows intends to distribute such products

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within the Territory (other than Canada), (iv) knowingly supply any bulk API to any third party for ultimate sale and/or distribution in the Territory (other than Canada), or (e) market, sell, distribute, or manufacture generic micronized fenofibrate for any other person in the Territory (other than Canada), which restrictions shall survive any termination of this Agreement. In the event that RELIANT can reasonably demonstrate that any Canadian Product manufactured by or on behalf of ETHYPHARM under this Section 13.5 is being sold or otherwise entering other jurisdictions in the Territory, ETHYPHARM shall reimburse RELIANT an amount sufficient to compensate RELIANT for the profits pertaining to the lost sales of the Product by RELIANT in the Territory (excluding Canada) as a result thereof.”

15. No Other Amendments; No Waiver. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect as written. Except as specifically provided herein, nothing in this Amendment shall constitute a waiver or release by either party hereto of any right or remedy available to such party under the Original Agreement or in no event be construed as a waiver of such party’s right to enforce said right in the future.

16. Choice of Law. This Amendment and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to the conflict of laws principles thereof.

17. CONSENT TO JURISDICTION; AGENT FOR SERVICE OF PROCESS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST SUCH PARTY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF SOMERSET IN THE STATE OF NEW JERSEY AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN THE COUNTY OF SOMERSET IN THE STATE OF NEW JERSEY AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. ETHYPHARM HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS BAACH, ROBINSON & LEWIS PLLC, AS AGENT FOR SERVICE OF PROCESS UNDER THIS AMENDMENT.

18. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE

DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AMENDMENT OR ANY RELATED AGREEMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AMENDMENT.

19. English Language. This Amendment and all exhibits, schedules, reports, notices and all other communications and proceedings with respect hereto shall be written and/or conducted solely in the English language.

20. Execution of Additional Documents. Each party hereto agrees to execute such further documents or agreements as may be reasonably necessary or desirable to effect the purpose of this Amendment and carry out its provisions.

21. Severability. In the event that any provision of this Amendment shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

22. Captions. The article and section captions in this Amendment have been inserted as a matter of convenience and are not part of this Amendment.

23. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original of this Amendment and all of which together shall constitute one and the same instrument.

24. Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other or to bind the other party in any respect whatsoever. All activities undertaken by ETHYPHARM hereunder shall be that of an independent contractor.

25. Entire Agreement. The Original Agreement, as amended by this Amendment, together with all exhibits, schedules and attachments thereto and hereto, constitutes the entire understanding between the parties hereto relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements relating thereto.

Signature page follows.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

ETHYPHARM S.A.

By:		By:
	Patrice Débregeas		Gérard LeDuc

RELIANT PHARMACEUTICALS, INC.

By:
Name: Title:

Agreed to and acknowledged

solely for the purposes of accepting

the appointment under Section 17:

BAACH, ROBINSON & LEWIS PLLC

By:
Name: Title: